Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated March 16, 2015 with respect to the financial statements for the years ended December 31, 2014 and 2013 of Celleration, Inc., which are incorporated by reference in the Registration Statement of Alliqua BioMedical, Inc. on Form S-3 (File No. 333-197844). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts” in the prospectus supplement, which is part of such Registration Statement.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
April 28, 2015